Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to Registration Statement (Form S-4 No. 333-275648) and to the incorporation by reference therein of our reports dated March 31, 2023, with respect to the consolidated financial statements of PowerFleet, Inc., and the effectiveness of internal control over financial reporting of PowerFleet, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

January 19, 2024